Exhibit 99.1

CONN’S, INC.

2016 OMNIBUS INCENTIVE PLAN

1.	Purpose of Plan.

The purpose of the Conn’s, Inc. 2016 Omnibus Incentive Plan (the “Plan”) is to advance the interests of Conn’s, Inc., a Delaware corporation (“Conn’s” and along with its Subsidiaries, the “Company”) and its stockholders by enabling the Company to attract and retain qualified individuals through opportunities for equity participation in Conn’s, and to reward those individuals who contribute to Conn’s achievement of its objectives.

2.	Definitions.

The following terms will have the meanings set forth below, unless the context clearly otherwise requires:

2.1        “Award” means an Option, Restricted Stock Award, Restricted Stock Unit, Performance Stock Award, unrestricted Award of Common Stock, Stock Appreciation Right or Performance Cash Award granted to an Eligible Recipient pursuant to the Plan.

2.2        “Board” means the Conn’s Board of Directors.

2.3        “Broker Exercise Notice” means a written notice pursuant to which a Participant, upon exercise of an Option, irrevocably instructs a broker or dealer to sell a sufficient number of shares or loan a sufficient amount of money to pay all or a portion of the exercise price of the Option and/or any related withholding tax obligations and remit such sums to Conn’s and directs Conn’s to deliver stock certificates to be issued upon such exercise directly to such broker or dealer or its nominee.

2.4        “Cause” means (i) dishonesty, fraud, misrepresentation, embezzlement or deliberate injury or attempted injury, in each case related to the Company, (ii) any unlawful or criminal activity of a serious nature, (iii) any intentional and deliberate breach of a duty or duties that, individually or in the aggregate, are material in relation to the Participant’s overall duties and obligations, (iv) the Participant’s continued failure to substantially perform the principal duties of the Participant’s position with the Company (other than any such failure resulting from disability), (v) any material breach of any confidentiality or noncompete agreement entered into with the Company, or (vi) with respect to a particular Participant, any other act or omission that constitutes “cause” as that term may be defined in any employment, consulting or similar agreement between such Participant and the Company.

2.5        “Change in Control” means an event described in Section 14.1 of the Plan.

2.6        “Change in Control Price” has the meaning set forth in Section 14.4 of the Plan.

2.7        “Code” means the Internal Revenue Code of 1986, as amended.

2.8        “Committee” means the Compensation Committee of the Board or such other group of individuals administering the Plan, as provided in Section 3 of the Plan.

2.9        “Common Stock” means the common stock of Conn’s, par value $0.01 per share, or the number and kind of shares of stock or other securities into which such Common Stock may be changed in accordance with Section 4.3 of the Plan.

2.10      “Disability” means the disability of the Participant such as would entitle the Participant to receive disability income benefits pursuant to the long-term disability plan of the Company then covering the Participant or, if no such plan exists or is applicable to the Participant, the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code. Notwithstanding the foregoing, to the extent an Award is subject to Section 409A and payment or settlement of the Award may be accelerated as a result of a Participant’s Disability, Disability will have the meaning ascribed to it under Section 409A.

2.11      “Eligible Recipients” means all employees, officers, independent contractors or consultants of the Company.

2.12      “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13      “Executive” means a “covered employee” within the meaning of Section 162(m)(3) or any other Eligible Recipient designated by the Committee for purposes of exempting compensation payable under the Plan from the deduction limitations of Section 162(m).

2.14      “Fair Market Value” means, with respect to the Common Stock, as of any date: (i) the closing sale price of the Common Stock at the end of the regular trading session if the Common Stock is listed, admitted to unlisted trading privileges, or reported on the primary national securities exchange (including The NASDAQ Global Select Market and NASDAQ Global Market) on which the Common Stock is traded on such date (or, if no shares were traded on such day, as of the next preceding day on which there was such a trade); or (ii) if the Common Stock is not so listed, admitted to unlisted trading privileges, or reported on any national securities exchange, the closing bid price as of such date at the end of the regular trading session, as reported by The NASDAQ Capital Market, OTC Bulletin Board, Pink Sheets LLC, or other comparable service; or (iii) if the Common Stock is not so listed or reported, such price as the Committee determines in good faith in the exercise of its reasonable discretion.

2.15      “Incentive Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code.

2.16      “Net-Share Payment” means (i) payment for shares of Common Stock to be purchased upon exercise of an Option by holding back an amount of shares to be issued upon such exercise equal in value to the amount of the exercise price and/or (ii) payment of withholding and employment-related tax obligations in accordance with Section 13.2 of the Plan by holding back shares to be issued upon the grant, exercise or vesting of an Award (including an Option) equal in value to the amount of the required tax obligations.

2.17      “Non-Statutory Stock Option” means a right to purchase Common Stock granted to an Eligible Recipient pursuant to Section 6 of the Plan that does not qualify as an Incentive Stock Option.

2.18      “Option” means an Incentive Stock Option or a Non-Statutory Stock Option.

2.19      “Participant” means an Eligible Recipient who receives one or more Awards under the Plan.

2.20      “Performance Cash Award” means a cash-denominated award granted to an Eligible Recipient pursuant to Section 9 of the Plan and that is subject to the future achievement of Performance Criteria.

2.21      “Performance Criteria” means the performance criteria that may be used by the Committee in granting Awards where the grant, vesting, or exercisability of the Award is contingent upon achievement of such performance goals as the Committee may determine in its sole discretion. The Committee may select one criterion or multiple criteria for measuring performance, and the measurement may be based upon Company, segment, Subsidiary, division, business unit or subunit or asset group performance, or the individual performance of the Eligible Recipient, either absolute or by relative comparison to other companies, other Eligible Recipients or any other external measure of the selected criteria. The applicable performance goals may be applied on a pre- or post-tax basis and may be adjusted in accordance with Section 162(m) to include or exclude objectively determinable components of any performance measure, including, without limitation, foreign exchange gains and losses, asset write downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles.

(a)        In order to preserve the deductibility of an Award under Section 162(m), the Committee may determine that any Award granted pursuant to the Plan to a Participant that is or is expected to become an Executive will be conditioned on performance goals that are based on criteria allowed under Section 162(m), including any of the following:

(i)        Income measures: earnings, net earnings, operating earnings, earnings before taxes, EBIT (earnings before interest and taxes), EBITA (earnings before interest, taxes, and amortization) EBITDA (earnings before interest, taxes, depreciation, and amortization), EBITDAR (earnings before interest, taxes, depreciation, amortization and rent) and earnings per share;

(ii)       Stock price measures: growth measures and total stockholder return (stock price plus reinvested dividends) relative to a defined comparison group or target and price-earnings multiples;

(iii)      Cash flow measures: net cash flow, net cash flow before financing activities, economic value added (or equivalent metric), debt reduction, debt to equity ratio, or establishment or material modification of a credit facility;

(iv)      Return measures: return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity;

(v)       Operating measures: operating income, cash from operations, after- tax operating income, sales volumes, same store sales, production volumes, credit portfolio delinquency rate, credit portfolio net charge-off rate, gross margins and production efficiency;

(vi)      Expense measures: overhead cost and general and administrative expense;

(vii)     Asset measures: specified target, or target growth in sales, stores or credit portfolio, market capitalization or market value, proceeds from dispositions, strategic acquisitions, or raising capital;

(viii)    Corporate values measures: ethics, employee or customer satisfaction, legal, enterprise risk management, regulatory, and safety; and

(ix)      Any combination of the above.

If an Award is made on this basis, the Committee will establish goals not later than 90 days after the commencement of the period of services to which the Performance Criteria relate or, if earlier, within the first quarter of such period. The Committee has the right for any reason to reduce (but not increase) the Award, notwithstanding the achievement of a specified goal. Any payment of an Award granted with Performance Criteria under this subparagraph (a) will be conditioned on the written certification of the Committee in each case that the Performance Criteria and any other material conditions were satisfied.

(b)        To the extent that Section 409A is applicable, (i) performance-based compensation will also be contingent on the satisfaction of pre-established organizational or individual Performance Criteria relating to a performance period of at least 12 consecutive months in which the Participant performs services and (ii) Performance Criteria will be established not later than 90 calendar days after the beginning of any performance period to which the Performance Criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.

2.22      “Performance Stock Awards” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 8 of the Plan and that is subject to the future achievement of Performance Criteria.

2.23      “Previously Acquired Shares” means shares of Common Stock that are already owned by the Participant.

2.24      “Prior Plan” means each of the Conn’s, Inc. 2011 Omnibus Incentive Plan and the Conn’s, Inc. Amended and Restated 2003 Incentive Stock Option Plan, each as amended from time to time.

2.25      “Restricted Stock Award” means an award of Common Stock granted to an Eligible Recipient pursuant to Section 7 of the Plan that is subject to the restrictions on transferability and the risk of forfeiture imposed by the provisions of Section 7 of the Plan. The shares of Common Stock subject to a Restricted Stock Award will vest according to the time-based or performance-based criteria specified in the agreement evidencing the Award.

2.26      “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to an Eligible Recipient, as described in Section 7 of the Plan, that is (a) valued solely by reference to shares of Common Stock, (b) subject to restrictions specified in the agreement evidencing the Award, and (c) payable in shares of Common Stock within 30 days of the lapse of such restrictions (or such later date as required by Section 409A). The RSUs awarded to the Eligible Recipient will vest according to the time-based or performance-based criteria specified in the agreement evidencing the Award.

2.27      “Section 162(m)” means Code section 162(m) and the Treasury Regulations and other guidance promulgated thereunder.

2.28      “Section 409A” means Code section 409A and the Treasury Regulations and other guidance promulgated thereunder.

2.29      “Securities Act” means the Securities Act of 1933, as amended.

2.30      “Stock Appreciation Right” means a right to receive payment, in cash or Common Stock, equal to the excess of the Fair Market Value or other specified valuation of a specified number of shares of Common Stock on the date the right is exercised over a specified base price, all as determined by the Committee in its discretion.

2.31      “Subsidiary” means any entity that is directly or indirectly controlled by Conn’s or any entity in which Conn’s has a significant equity interest, as determined by the Committee.

3.	Plan Administration.

3.1        The Committee. The Plan will be administered by the Compensation Committee or such other committee of the Board as the Board or the Compensation Committee shall designate. So long as Conn’s has a class of its equity securities registered under Section 12 of the Exchange Act, any committee administering the Plan will consist solely of two or more members of the Board who are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and the listing rules of the primary national securities exchange on which the Common Stock is traded. If necessary for relief from the limitation under Section 162(m) and that relief is sought by the Company, the committee administering the Plan will consist of “outside directors” within the meaning of Section 162(m). Such a committee, if established, will act by majority approval of the members (unanimous approval with respect to action by written consent), and a majority of the members of such a committee will constitute a quorum. To the extent consistent with applicable corporate law of Delaware and except as required for compliance with Section 162(m), the Committee may delegate to any officers of Conn’s the duties, power and authority of the Committee under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that only the Committee may exercise such duties, power and authority with respect to Eligible Recipients who are subject to Section 16 of the Exchange Act. The Committee may exercise its duties, power and authority under the Plan in its sole and absolute discretion without the consent of any Participant or other party, unless the Plan specifically provides otherwise. Each determination, interpretation or other action made or taken by the Committee pursuant to the provisions of the Plan will be conclusive and binding for all purposes and on all persons, and no member of the Committee will be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.

3.2	Authority of the Committee.

(a)        In accordance with and subject to the provisions of the Plan, the Committee will have the authority to determine all provisions of Awards as the Committee may deem necessary or desirable and as consistent with the terms of the Plan, including, without limitation, the following: (i) the Eligible Recipients to be selected as Participants; (ii) the nature and extent of the Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Award, any exercise price, the manner in which Awards will vest or become exercisable and whether Awards will be granted in tandem with other Awards) and the form of written agreement, if any, evidencing each such Award; (iii) the time or times when Awards will be granted; (iv) the duration of each Award; and (v) the restrictions and other conditions to which the payment or vesting of Awards may be subject. In addition, the Committee will have the authority under the Plan in its sole discretion to pay the economic value of any Award in the form of cash, Common Stock or any combination of both.

(b)        Subject to Section 3.2(d), below, the Committee will have the authority under the Plan to amend or modify the terms of any outstanding Award in any manner, including, without limitation, the authority to modify the number of shares or other terms and conditions of an Award, extend the term of an Award, accelerate the exercisability or vesting or otherwise terminate any restrictions relating to an Award, accept the surrender of any outstanding Award or, to the extent not previously exercised or vested, authorize the grant of new Awards in substitution for surrendered Awards; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that any Participant adversely affected by such amended or modified terms has consented to such amendment or modification.

(c)        In the event of (i) any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend or divestiture (including a spin-off) or any other change in corporate structure or shares; (ii) any purchase, acquisition, sale, disposition or write-down of a significant amount of assets or a significant business; (iii) any change in accounting principles or practices, tax laws or other such laws or provisions affecting reported results; or (iv) any other similar change, in each case with respect to the Company or any other entity whose performance is relevant to the grant, vesting, or payment of an Award, the Committee may, without the consent of any affected Participant, amend or modify the vesting or payment criteria (including Performance Criteria) of any outstanding Award that is based in whole or in part on the financial performance of the Company (or any Subsidiary. segment, division or other subunit thereof) or such other entity so as equitably to reflect such event, with the desired result that the criteria for evaluating such financial performance of the Company or such other entity will be substantially the same (in the sole discretion of the Committee) following such event as prior to such event and make any such other adjustments to any outstanding Awards that the Committee deems appropriate; provided, however, that the amended or modified terms are permitted by the Plan as then in effect and that the amended or modified terms do not violate the provisions of Section 162(m), Section 409A, or, to the extent applicable, Code section 424.

(d)        Notwithstanding any other provision of the Plan other than Section 4.3, the Committee may not, without prior approval of the Company’s stockholders, (i) reduce the purchase price or base price of any previously granted Option or Stock Appreciation Right, (ii) cancel any previously granted Option or Stock Appreciation Right in exchange for another Option or Stock Appreciation Right with a lower purchase price or base price or (iii) cancel any previously granted Option or Stock Appreciation Right in exchange for cash or another award if the purchase price of such Option or the base price of such Stock Appreciation Right exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control.

3.3	Minimum Vesting Requirements.

No award payable in shares of Common Stock shall become fully exercisable or vested prior to the one-year anniversary of the date of grant; provided, however, that, such restrictions shall not apply to awards granted under this Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the total number of shares initially available for awards under this Plan. This Section 3.3 shall not restrict the acceleration of vesting or exercisability upon or after a Change in Control or the right of the Committee to accelerate or continue the vesting or exercisability of an Award pursuant to Section 11.3 of the Plan.

4.	Shares Available for Issuance.

4.1        Maximum Number of Shares Available; Certain Restrictions on Awards.  Subject to adjustment as provided in Section 4.3 of the Plan, the maximum number of shares of Common Stock that will be available for issuance under the Plan will be 1,200,000 shares, of which 1,200,000 shares may be available for use in connection with Incentive Stock Options. The aggregate number of shares with respect to which an Award or Awards may be granted to any one Participant in any one taxable year of the Company may not exceed 300,000 shares of Common Stock. The shares available for issuance under the Plan may, at the election of the Committee, be either treasury shares or shares authorized but unissued, and, if treasury shares are used, all references in the Plan to the issuance of shares will, for corporate law purposes, be deemed to mean the transfer of shares from treasury. The aggregate amount payable with respect to one or more Performance Cash Awards granted to any one Participant in any one taxable year of the Company may not exceed $3,000,000. Notwithstanding the foregoing, each of the per person limits set forth in this Section 4.1 shall be multiplied by two for awards granted to a Participant in the year in which such Participant’s employment with the Company commences.

4.2        Accounting for Awards. Shares of Common Stock that are issued under the Plan or that are subject to outstanding Awards will be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan; provided, however, that shares subject to an award granted under this Plan or a Prior Plan that lapses, expires, is forfeited (including issued shares forfeited under a Restricted Stock Award) or for any reason is terminated unexercised or unvested or is settled or paid in cash or any form other than shares of Common Stock will automatically again become available for issuance under this Plan. To the extent that an Award can only be settled in cash, it will not reduce the number of shares available under the Plan. Shares of Common Stock subject to an award under this Plan or a Prior Plan shall not again be available for issuance under this Plan if such shares are (i) shares delivered to or withheld by the Company to pay the withholding taxes for Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards, unrestricted Awards of Common Stock or Performance

Cash Awards, (ii) shares that were subject to an Option or a stock-settled Stock Appreciation Right and were not issued or delivered upon the net settlement or net exercise of such Option or Stock Appreciation Right (including, without limitation, any shares withheld to pay the purchase price or withholding taxes of an Option or Stock Appreciation Right), (iii) shares delivered to the Company to pay the purchase price related to an outstanding Option or Stock Appreciation Right or (iv) shares repurchased by the Company on the open market with the proceeds of an Option exercise.

4.3        Adjustments to Shares and Awards.    In the event of any reorganization, merger, consolidation, recapitalization, liquidation, reclassification, stock dividend, stock split, combination of shares, rights offering, extraordinary dividend, or divestiture (including a spin-off) or any other change in the corporate structure or shares of the Company, the Committee shall make an appropriate adjustment as to the number and kind of securities or other property (including cash) available for issuance or payment under the Plan and, in order to prevent dilution or enlargement of the rights of Participants, the number and kind of securities or other property (including cash) subject to outstanding Awards and the exercise price of outstanding Options and base price of outstanding Stock Appreciation Rights, in each case in such manner as the Committee shall determine to be equitable. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

5.	Participation.

Participants in the Plan will be those Eligible Recipients who, in the judgment of the Committee, have contributed, are contributing or are expected to contribute to the achievement of objectives of the Company. Eligible Recipients may be granted from time to time one or more Awards, singly or in combination or in tandem with other Awards, as may be determined by the Committee in its sole discretion. Awards will be deemed to be granted as of the date specified in the grant resolution of the Committee, which date will be the date of any related agreement with the Participant.

6.	Options.

6.1        Grant. An Eligible Recipient may be granted one or more Options under the Plan, and such Options will be subject to such terms and conditions, including the satisfaction of Performance Criteria, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Stock Option. To the extent that any Option that is intended to be an Incentive Stock Option fails or ceases for any reason to qualify as an “incentive stock option” for purposes of Section 422 of the Code, such Option will continue to be outstanding for purposes of the Plan but will be deemed to be a Non-Statutory Stock Option.

6.2        Exercise Price. The per share price to be paid by a Participant upon exercise of an Option will be determined by the Committee in its discretion at the time of the Option grant; provided, however, that such price will not be less than 100% of the Fair Market Value of one share of Common Stock on the date of grant (110% of the Fair Market Value with respect to an Incentive Stock Option if, at the time such Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of Conn’s or any parent or subsidiary corporation of Conn’s).

6.3        Exercisability and Duration. An Option will become exercisable at such times and in such installments and upon such terms and conditions as may be determined by the Committee in its sole discretion (including without limitation (i) the achievement of one or more of the Performance Criteria and/or (ii) that the Participant remain in the continuous employ or service of the Company for a certain period); provided, however, that no Option may be exercisable after 10 years from its date of grant (five years from its date of grant in the case of an Incentive Stock Option if, at the time the Incentive Stock Option is granted, the Participant owns, directly or indirectly, more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company).

6.4        Payment of Exercise Price. The total purchase price of the shares to be purchased upon exercise of an Option will be paid entirely in cash (including check, bank draft or money order); provided, however, that the Committee, in its sole discretion and upon terms and conditions established by the Committee, may allow such payments to be made, in whole or in part, by tender of a Broker Exercise Notice, by Net-Share Payment, by tender or attestation as to ownership of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to Conn’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, or by a combination of such methods. For purposes of such payment, Previously Acquired Shares tendered or covered by an attestation and shares held back pursuant to a Net-Share Payment will be valued at their Fair Market Value on the exercise date.

6.5        Manner of Exercise. An Option may be exercised by a Participant in whole or in part from time to time, subject to the conditions contained in the Plan and in the agreement evidencing such Option, by delivery in person, by facsimile or electronic transmission or through the mail of written notice of exercise to Conn’s at its principal executive office and by paying in full the total exercise price for the shares of Common Stock to be purchased in accordance with Section 6.4 of the Plan.

6.6        Dividend Equivalents.   Notwithstanding anything in an Agreement to the contrary, the holder of an Option shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such Option.

7.	Restricted Stock Awards and Restricted Stock Units.

7.1        Grant.  An Eligible Recipient may be granted one or more Restricted Stock Awards or Restricted Stock Units under the Plan, and such Awards will be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. The Committee may impose such restrictions or conditions, not inconsistent with the provisions of the Plan, to the vesting of such Restricted Stock Awards and RSUs as it deems appropriate, including, without limitation, (i) the achievement of one or more of the Performance Criteria and/or (ii) that the Participant remain in the continuous employ or service of the Company for a certain period.

7.2        Rights as a Stockholder; Transferability. Except as provided in Sections 7.1, 7.3, 7.4 and 14.3 of the Plan, a Participant will have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Restricted Stock Award under this Section 7 upon the Participant becoming the holder of record of such shares as if such Participant were a holder of record of shares of unrestricted Common Stock. A Participant will have no voting, dividend, liquidation and other rights with respect to shares of Common Stock subject to the Participant’s RSUs until the Participant becomes the holder of record of such shares.

7.3        Dividends and Distributions. Unless the Committee determines otherwise in its sole discretion (either in the agreement evidencing the Restricted Stock Award at the time of grant or at any time after the grant of the Restricted Stock Award), any dividends or distributions (other than regular quarterly cash dividends) paid with respect to shares of Common Stock subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the shares to which such dividends or distributions relate. The Committee will determine in its sole discretion whether any interest will be paid on such dividends or distributions. The Award agreement relating to a Restricted Stock Unit Award shall specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award.

7.4        Enforcement of Restrictions. To enforce the restrictions referred to in this Section 7, the Committee may place a legend on the stock certificates referring to such restrictions and may require the Participant, until the restrictions have lapsed, to keep the stock certificates, together with duly endorsed stock powers, in the custody of Conn’s or its transfer agent, or to maintain evidence of stock ownership, together with duly endorsed stock powers, in a certificateless book-entry stock account with Conn’s transfer agent.

8.	Performance Stock Awards.

8.1        Grant. An Eligible Recipient may be granted one or more Performance Stock Awards under the Plan, and the issuance of shares of Common Stock pursuant to such Performance Stock Awards will be subject to such terms and conditions as are consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more of the Performance Criteria.

8.2        Restrictions on Transfers. The right to receive shares of Performance Stock Awards on a deferred basis may not be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution.

8.3        Dividend Equivalents. The Award agreement relating to a Performance Stock Award shall specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on, or the deemed reinvestment of, any deferred dividend equivalents, with respect to the number of shares of Common Stock subject to such Award. Any dividend equivalents on a Performance Stock Award shall be subject to the same restrictions as the shares of Common Stock subject to such Performance Stock Award.

9.	Unrestricted Stock Awards.

Subject to Section 3.3, the Committee may, in its sole discretion, grant an Award of shares of Common Stock free from any restrictions under this Plan to any Eligible Recipient.

10.	Stock Appreciation Rights.

10.1      Grant. An Eligible Recipient may be granted one or more Stock Appreciation Rights under the Plan subject to such terms and conditions, if any, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more of the Performance Criteria.

10.2      Exercise. A Participant may exercise a vested Stock Appreciation Right by giving written notice of the exercise to Conn’s stating the number of shares subject to the exercise. Upon receipt of the notice and subject to the Committee’s election to pay cash as provided in Section 10.3, Conn’s will deliver a certificate or certificates for Common Stock and/or a cash payment in accordance with Section 10.3.

10.3      Number of Shares or Amount of Cash. The Committee may provide that a Stock Appreciation Right will be settled in cash or Common Stock. If the Committee does not specify that a Stock Appreciation Right can be settled in cash, that Stock Appreciation Right will be settled in shares of Common Stock except as determined by the Committee in its discretion. The amount of Common Stock that may be issued pursuant to the exercise of a Stock Appreciation Right will be determined by dividing (a) the total number of shares of Common Stock as to which the Stock Appreciation Right is exercised, multiplied by the amount by which the Fair Market Value (or other specified valuation) of the Common Stock on the exercise date exceeds the base price (which may not be less than the Fair Market Value of the Common Stock on the date of grant) by (b) the Fair Market Value of the Common Stock on the exercise date; provided that fractional shares will not be issued and will instead be paid in cash. In lieu of issuing Common Stock upon the exercise of a Stock Appreciation Right, the Committee in its sole discretion may elect to pay the cash equivalent of the Fair Market Value of the Common Stock on the exercise date for any or all of the shares of Common Stock that would otherwise be issuable upon the exercise of the Stock Appreciation Right.

10.4      Dividend Equivalents. Notwithstanding anything in an Agreement to the contrary, the holder of a Stock Appreciation Right shall not be entitled to receive dividend equivalents with respect to the number of shares of Common Stock subject to such Stock Appreciation Right.

11.	Performance Cash Awards.

An Eligible Recipient may be granted one or more Performance Cash Awards under the Plan, and the amount payable pursuant to such Performance Cash Awards will be subject to such terms and conditions as are consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion, including, but not limited to, the achievement of one or more of the Performance Criteria and the rights of the Participant upon termination of employment or other service.

12.	Effect of Termination of Employment or Other Service.

12.1      Termination Due to Death or Disability. Subject to Sections 12.3 and 12.4 of the Plan, and except as otherwise provided in the applicable Award agreement, in the event a Participant’s employment or other service with the Company is terminated by reason of death or Disability:

(a)      All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of 12 months after such termination (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will be forfeited and terminate;

(b)      All Restricted Stock Awards and RSUs then held by the Participant that have not vested as of such termination will be terminated and forfeited; and

(c)      All outstanding Performance Stock Awards then held by the Participant that have not vested as of such termination will be terminated and forfeited.

12.2      Termination for Reasons Other than Death or Disability. Subject to Sections 12.3 and 12.4 of the Plan, and except as otherwise provided in the applicable Award agreement, in the event a Participant’s employment or other service with the Company is terminated for any reason other than death or Disability, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of Conn’s (unless the Participant continues in the employ of Conn’s or another Subsidiary):

(a)      All outstanding Options and Stock Appreciation Rights then held by the Participant will, to the extent exercisable as of such termination, remain exercisable in full for a period of three months after such termination or such shorter period as may be specified in the agreement evidencing the Award (but in no event after the expiration date of any such Option or Stock Appreciation Right). Options and Stock Appreciation Rights not exercisable as of such termination will terminate and be forfeited;

(b)      All Restricted Stock Awards and RSUs then held by the Participant that have not vested as of such termination will terminate and be forfeited; and

(c)      All outstanding Performance Stock Awards then held by the Participant that have not vested as of such termination will terminate and be forfeited.

12.3      Modification of Rights Upon Termination. Notwithstanding the other provisions of this Section 12, upon a Participant’s termination of employment or other service with the Company, the Committee may, in its sole discretion (which may be exercised at any time on or after the date of grant, including following such termination), cause Options and Stock Appreciation Rights (or any part thereof) then held by such Participant to become or continue to become exercisable and/or remain exercisable following such termination of employment or service, and Restricted Stock Awards, RSUs and Performance Stock Awards then held by such Participant to vest and/or continue to vest or become free of restrictions and conditions to issuance, as the case may be, following such termination of employment or service, in each case in the manner determined by the Committee.

12.4      Effects of Actions Constituting Cause. Notwithstanding anything in the Plan to the contrary, in the event that a Participant is determined by the Committee, acting in its sole discretion, to have committed any action which would constitute Cause as defined in Section 2.4, irrespective of whether such action or the Committee’s determination occurs before or after termination of such Participant’s employment or service with the Company, all rights of the Participant under the Plan and any agreements evidencing an Award then held by the Participant shall terminate and be forfeited without notice of any kind. The Company may defer the exercise of any Option or Stock Appreciation Right or the vesting of any Restricted Stock Award, Restricted Stock Unit Award or Performance Stock Award for a period of up to 45 days in order for the Committee to make any determination as to the existence of Cause.

12.5      Determination of Termination of Employment or Other Service. Unless the Committee otherwise determines in its sole discretion or as required under Section 409A, a Participant’s employment or other service will, for purposes of the Plan, be deemed to have terminated on the date recorded on the personnel or other records of the Company for which the Participant provides employment or service, as determined by the Committee in its sole discretion based upon such records.

12.6      Vesting During Unpaid Leave of Absence. Unless otherwise determined in the sole discretion of the Committee, either before or after the grant or before or after the leave of absence begins, vesting of Awards granted hereunder shall be suspended during any unpaid leave of absence.

13.	Payment of Withholding and Employment-Related Tax Obligations.

13.1      General Rules. The Company is entitled to (a) withhold and deduct from future wages of the Participant (or from other amounts that may be due and owing to the Participant from the Company), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, foreign, state and local withholding and employment-related tax requirements attributable to an Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Award or a disqualifying disposition of stock received upon exercise of an Incentive Stock Option, or (b) require the Participant promptly to remit the amount of such withholding to the Company before taking any action, including issuing any shares of Common Stock, with respect to an Award.

13.2      Special Rules. The Committee may, in its sole discretion and upon terms and conditions established by the Committee, permit or require a Participant to satisfy, in whole or in part, any withholding or employment-related tax obligation described in Section 13.1 of the Plan by electing to tender or by attestation as to ownership of Previously Acquired Shares that have been held for the period of time necessary to avoid a charge to Conn’s earnings for financial reporting purposes and that are otherwise acceptable to the Committee, by delivery of a Broker Exercise Notice, by Net-Share Payment, or a combination of such methods. For purposes of satisfying a Participant’s withholding or employment-related tax obligation, Previously Acquired Shares tendered or covered by an attestation and shares held back pursuant to a Net-Share Payment will be valued at their Fair Market Value on the date of tender, attestation, or holding back and the number of such shares shall be determined based on the minimum statutory withholding rate to the extent required to avoid an additional charge to earnings for financial reporting purposes.

14.	Change in Control.

14.1      Change in Control Definition. For purposes of this Section, “Change in Control” means the occurrence of any one of the following events:

  (i)      During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

  (ii)      Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership more than 50% of Company Voting Securities by such person;

  (iii)      The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

  (iv)      The consummation of a sale of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

14.2      Acceleration of Vesting. Subject to the terms of the applicable Award agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may, in its discretion (i) provide that (A) some or all outstanding Options and Stock Appreciation Rights shall become exercisable in full or in part, either immediately or upon a subsequent termination of employment or service, (B) the restriction period applicable to some or all outstanding Restricted Stock Awards, Restricted Stock Unit Awards, Performance Stock Awards and Performance Cash Awards shall lapse in full or in part, either immediately or upon a subsequent termination of employment or service and (C) the Performance Criteria applicable to some or all outstanding Awards shall be deemed to be satisfied at the target or any other level.

14.3      Settlement or Adjustment of Awards. Unless otherwise provided by the Board or the Committee, if a Change in Control of Conn’s occurs, the Board or the Committee may, in its discretion:

(a)      require that shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such award as determined by the Board or the Committee in accordance with Section 4.3; and/or

(b)      require outstanding Awards, in whole or in part, to be surrendered to the Company by the Participant, and to be immediately cancelled by the Company, and to provide for Participant to receive (i) a cash payment in an amount equal to (A) in the case of an Option or a Stock Appreciation Right, the number of shares of Common Stock then subject to the portion of such option or Stock Appreciation Right surrendered multiplied by the excess, if any, of the Change in Control Price over the purchase price or base price per share of Common Stock subject to such Option or Stock Appreciation Right, (B) in the case of a Restricted Stock Award, Restricted Stock Unit Award or Performance Stock Award, the number of shares of Common Stock then subject to the portion of such award surrendered multiplied by the Change in Control Price, and (C) in the case of a Performance Cash Award, the value of the Performance Cash Award then subject to the portion of such Award surrendered; (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

14.4      Change in Control Price. The “Change in Control Price” shall equal the amount determined in clause (i), (ii), (iii), (iv) or (v), whichever is applicable, as follows: (i) the per share price offered to holders of shares of Common Stock in any merger or consolidation, (ii) the per share value of the Common Stock immediately before the Change in Control without regard to assets sold in the Change in Control and assuming the Company has received the consideration paid for the assets in the case of a sale of the assets, (iii) the amount distributed per share of Common Stock in a dissolution transaction, (iv) the price per share offered to holders of Common

Stock in any tender offer or exchange offer whereby a Change in Control takes place, or (v) if such Change in Control occurs other than pursuant to a transaction described in clauses (i), (ii), (iii), or (iv), the Fair Market Value per share of the shares of Common Stock that may otherwise be obtained with respect to such Awards or to which such Awards track, as determined by the Committee. In the event that the consideration offered to stockholders of the Company in any transaction described in this Section 14 consists of anything other than cash, the Committee shall determine the fair cash equivalent of the portion of the non-cash consideration offered.

14.5      Limitation on Change in Control Payments.

(a)      Anything in this Plan to the contrary notwithstanding, if it is determined that any payment or distribution by the Company to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 14.5) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then the Total Payments will be reduced, in the order specified in Section 14.5(b), to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Participant would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)      The Total Payments will be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Participant that are exempt from Section 409A; (ii) reduction of any other cash payments or benefits otherwise payable to the Participant that are exempt from Section 409A, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A; (iii) reduction of any other payments or benefits otherwise payable to the Participant on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A, in each case beginning with payments that would otherwise be made last in time.

(c)      Subject to the provisions of Section 14.5(d) hereof, all determinations required to be made under this Section 14.5, including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, will be made by a nationally recognized certified public accounting firm as may be designated by the Company (the “Accounting Firm”). All fees and expenses of the Accounting Firm will be borne solely by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Participant.

(d)      As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that a payment made by the Company will have been less than the Company should have paid pursuant to Section 14.5(a) (the amount of any such deficiency, the “Underpayment”), or more than the Company should have paid pursuant to Section 14.5(a) (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company will pay the Participant the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment will not be paid later than the end of the calendar year following the calendar year in which the Participant remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment will be paid to the Company by the Participant not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

15.	Rights of Eligible Recipients and Participants; Transferability.

15.1      Employment or Service. Nothing in the Plan will interfere with or limit in any way the right of the Company to terminate the employment or service of any Eligible Recipient or Participant at any time, nor confer upon any Eligible Recipient or Participant any right to continue in the employ or service of the Company.

15.2      Rights as a Stockholder. As a holder of Awards (other than Restricted Stock Awards), a Participant will have no rights as a stockholder unless and until such Awards are exercised for, or paid in the form of, shares of Common Stock and the Participant becomes the holder of record of such shares. Except as otherwise provided in the Plan, no adjustment will be made for dividends or distributions with respect to such Awards as to which there is a record date preceding the date the Participant becomes the holder of record of such shares, except as the Committee may determine in its discretion.

15.3      Restrictions on Transfer.

(a)      Except pursuant to testamentary will or the laws of descent and distribution or as otherwise expressly permitted by subsections (b) and (c) below, no right or interest of any Participant in an Award prior to the exercise (in the case of Options or Stock Appreciation Rights) or vesting (in the case of Restricted Stock Awards, RSUs, Performance Stock Awards or Performance Cash Awards) of such Award will be assignable or transferable, or subjected to any lien, during the lifetime of the Participant, either voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise. A Participant will be entitled to designate a beneficiary to receive an Award upon such Participant’s death, and in the event of such Participant’s death, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 12 of the Plan) may be made by, such beneficiary. If a deceased Participant has failed to designate a beneficiary, or if a beneficiary designated by the Participant fails to survive the Participant, payment of any amounts due under the Plan will be made to, and exercise of any Options or Stock Appreciation Rights (to the extent permitted pursuant to Section 11 of the Plan) may be made by, the Participant’s legal representatives, heirs, devisees and legatees. If a deceased Participant has designated a beneficiary and such beneficiary survives the Participant but dies before complete payment of all amounts due under the Plan or exercise of all exercisable Options and Stock Appreciation Rights, then such payments will be made to, and the exercise of such Options and Stock Appreciation Rights may be made by, the legal representatives, heirs, devisees and legatees of the beneficiary.

(b)      Upon a Participant’s request, the Committee may, in its sole discretion, permit a transfer of all or a portion of a Non-Statutory Stock Option or Stock Appreciation Right, other than for value, to such Participant’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, a trust in which any of the foregoing have more than 50% of the beneficial interests, a foundation in which any of the foregoing (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than 50% of the voting interests. Any permitted transferee will remain subject to all the terms and conditions applicable to the Participant prior to the transfer. A permitted transfer may be conditioned upon such requirements as the Committee may, in its sole discretion, determine, including, but not limited to execution and/or delivery of appropriate acknowledgements, opinion of counsel, or other documents by the transferee.

15.4      Non-Exclusivity of the Plan. Nothing contained in the Plan is intended to modify or rescind any previously approved compensation plans or programs of the Company or create any limitations on the power or authority of the Board to adopt such additional or other compensation arrangements as the Board may deem necessary or desirable.

16.	Securities Laws and Other Restrictions.

Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under the Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities laws or other restrictions.

17.	Plan Amendment, Modification and Termination.

The Board may suspend or terminate the Plan or any portion thereof at any time, and may amend the Plan from time to time in such respects as the Board may deem advisable in order that Awards under the Plan will conform to any change in applicable laws or regulations or in any other respect the Board may deem to be in the best interests of the Company; provided, however, that no such amendments to the Plan will be effective without approval of the Company’s stockholders if: (i) stockholder approval of the amendment is then required pursuant to Section 422 of the Code or the rules of any stock exchange, The NASDAQ Global Select Market, or similar regulatory body; or (ii) such amendment seeks to modify Section 3.2(d) hereof. No termination, suspension or amendment of the Plan may adversely affect any outstanding Award without the consent of the affected Participant; provided, however, that this sentence will not impair the right of the Committee to take whatever action it deems appropriate under Sections 3.2(c), 4.3, 13 and 14 of the Plan.

18.	Duration of the Plan.

This Plan shall be submitted to the stockholders of the Company for approval and, if approved, shall become effective as of the date of such stockholder approval. This Plan shall terminate on the tenth anniversary of the date on which the Company’s stockholders approve the Plan, unless earlier terminated by the Board; provided, however, that no Incentive Stock Options shall be granted after the tenth anniversary of the date on which the Plan was approved by the Board. No Award will be granted after termination of the Plan. Awards outstanding upon termination of the Plan may continue to be exercised, or become free of restrictions, according to their terms.

19.	Miscellaneous.

19.1      Governing Law. Except to the extent expressly provided herein or in connection with other matters of corporate governance and authority (all of which shall be governed by the laws of the State of Delaware, the validity, construction, interpretation, administration and effect of the Plan and any rules, regulations and actions relating to the Plan will be governed by and construed exclusively in accordance with the laws of the State of Delaware notwithstanding the conflicts of laws principles of any jurisdictions.

19.2      Shareholder Approval. This Plan must be approved by a majority of the votes cast at a duly held shareholder’s meeting at which a quorum representing a majority of all outstanding voting shares of Common Stock is, either in person or by proxy, present and voting on the Plan within twelve (12) months after the date this Plan is adopted by the Board. If the shareholders fail to approve adoption of this Plan, all Awards granted under this Plan shall terminate and be forfeited.

19.3      Compliance with Section 409A. Each Award issued under the Plan is intended to be exempt from or comply with Section 409A and will be interpreted accordingly. Where payment of an Award to a “specified employee” is triggered by a “separation from service” (terms as defined in Section 409A), payment will be delayed for six months following the specified employee’s separation from service.

19.4      Successors and Assigns. The Plan will be binding upon and inure to the benefit of the successors and permitted assigns of the Company and the Participants.

19.5      Awards Subject to Clawback. The Awards granted under this Plan and any cash payment or shares of Common Stock delivered pursuant to an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Award agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.